Exhibit 10.2

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement” or “Severance Agreement”), dated as of the date set forth below (“Effective Date”) between Jonathan Wygant (“Employee”) and Alere Inc. (the “Company”), provides:

WHEREAS, in order to accomplish its objectives, the Company believes it is essential that certain of its executives, such as Employee, be encouraged to remain with the Company in the event of a change in corporate structure which results in a Change of Control (as defined below); and

WHEREAS, Employee wishes to have the protection provided for in this Agreement; and

WHEREAS, in exchange for such protection, Employee is willing to give to the Company a release of all liability in the form attached hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions.

a.	“Board of Directors” means the Board of Directors of the Company.

b.	“Cause” means one or more of any of the following:

(i)	Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving fraud, embezzlement or conversion of property;

(ii)	A finding by a majority of the Board of Directors of Employee’s fraud, embezzlement or conversion of the Company’s property;

(iii)	Employee’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of the Company;

(iv)	An administrative or judicial determination that Employee committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of the Company;

(v)	A finding by two-thirds of the Board of Directors of Employee’s knowing breach of any of Employee’s fiduciary duties to any company in the Company Group (as defined below) or the Company’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business, properties, assets, operations, condition (financial or other) or prospects of any company in the Company Group;

(vi)	Employee’s material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationships, the business, properties, assets, operations, condition (financial or other), or prospects of any company in the Company Group as determined by a majority of the Board of Directors or;

(vii)	Employee’s willful gross misconduct relating to the business of the Company that results in significant harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors.

Any determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations hereunder; and a finding of Cause may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice Employee has failed to cure the facts and circumstances set forth in such notice after having an opportunity to consult with Company’s external counsel.

c. “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the Company’s assets to any person or group of related persons under Section 13(d) of the Securities and Exchange Act of 1934 (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Company stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction; or (vi) a change of the majority of the Board of Directors as a result of a proxy contest, unless the election or nomination of the new directors has been approved by a majority vote of the Board of Directors in office at the time of the proxy contest. Notwithstanding the foregoing, the fact that a transaction or event is defined as a Change of Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of control for purposes of, including but not limited to, any determination or definition of any regulatory or licensing agency, or for determining the duties of the Company’s Board of Directors under Delaware corporate law.

d. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

e. “Company Group” shall mean the Company and all direct and indirect wholly owned subsidiaries of the Company.

f. “Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, shall mean any of the following conditions, provided that (a) Employee provides the Company with actual notice of the condition giving rise to the termination within ninety (90) days of the initial existence of the condition, (b) Employee provides the Company with the opportunity to cure within thirty (30) days of the notice, (c) such condition is not cured by the Company; and (d) Employee terminates employment within six (6) months of the initial existence of the condition:

(i)	a material diminution in:

(A)	Employee’s base compensation;

(B)	Employee’s authority, duties or responsibilities; provided that, a material diminution of Employee’s authority, duties or responsibilities shall deemed to have occurred if Employee ceases to have such authorities, duties or responsibilities with respect to the entity which is the ultimate parent entity of the Company Group following the Change of Control.

(ii)	A material change in the geographic location at which the Employee must perform the services requiring that Employee commute an additional fifty (50) miles;

(iii)	Any other action or inaction that constitutes a material breach by the Company of this Agreement and such breach is not cured as set forth in this Section 1(f) above.

g. “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

h. “Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code.

i. “Term” means the period commencing on the Effective Date and terminating twelve (12) months and one (1) day following a Change of Control of the Company.

j. “Termination Date” shall mean the last day of Employee’s employment with the Company.

2. Termination of Employment for Cause or Without Good Reason. If termination is for Cause or is voluntary without Good Reason, the Company shall pay to Employee on the Termination Date (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, including any accrued but unused vacation, and (ii) all other amounts earned by Employee and unpaid as of the Termination Date.

3. Termination of Employment Without Cause or for Good Reason. The Company may terminate Employee’s employment without Cause at any time without notice. Subject to the provisions of Section 4 below, upon termination of Employee’s employment within twelve (12) months after a Change of Control which occurs during the Term and is without Cause or is voluntary by Employee for Good Reason, Employee shall receive the following payments and benefits:

a. The Company shall pay to Employee during the eighteen (18) month period following the Termination Date an amount equal to eighteen (18) months’ of Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date. Employee will be paid in equal biweekly installments in accordance with Company’s regular payroll periods and practices. The first payment to which Employee is entitled will be paid to Employee within a period that shall extend no more than ninety (90) days from the Termination Date so long as the Release described in Attachment A has been executed and become irrevocable. To the extent that such ninety-day period spans two taxable years of the Employee, upon satisfaction of the Release requirement, payments shall not begin until the second of such taxable years. At all times, the right to each biweekly payment made under this section 3(a) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b) (2) (iii).

b. In the event that Employee becomes entitled to severance payments under Section 3.a. above, subject to (i) Employee having timely elected continuation coverage under the federal law known as “COBRA”, (ii) Employee’s timely payment of the full monthly COBRA premium for each month during the period described below and (iii) such continuation coverage not having terminated, for a period of up to eighteen (18) months beginning on the first day of the month after the month in which Employee’s employment terminates or, if earlier, until such time as Employee’s COBRA coverage terminates, the Company shall pay to Employee in each such month, within ten (10) days of the first day of such month, an amount equal to the full monthly COBRA premium for such month minus the active employee monthly cost of such coverage.

c. In the event that Employee become entitled to severance payments under Section 3.a. above, then all outstanding unvested equity-based compensation awards granted to Employee under any Company equity plan prior to the Termination Date shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards, and the Company and Employee hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision. In addition to the foregoing, any cash component of any awards granted to Employee under any Company executive incentive plan prior to the Termination Date shall become fully vested and, to the extent not already paid to Employee, shall be accelerated and payment shall become due and owing to Employee.

d. The Company will provide Employee with outplacement support services through Waldron & Company in the amount of three (3) months of High Impact Career Transition, providing Employee initiates the service within ninety (90) days of the Termination Date.

e. In the event that Employee become entitled to severance payments under Section 3.a. above, then Employee shall be released from, and no longer subject to, any non-competition provision contained in any previously signed agreement, and in particular, the provision contained in the Company’s standard form of Nondisclosure, Noncompetition and Developments Agreement.

f. Notwithstanding anything to the contrary contained in this Agreement, if (i) Employee is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), and (ii) any amounts or benefits to be paid to Employee upon termination of employment without Cause or for Good Reason, as defined in this Agreement, do not qualify for exemption from Section 409A or the delay in payment rule under the short-term deferral exception to deferred compensation of Treas. Reg. §1.409A-1(b)(4), the separation pay plan exception to deferred compensation of Treas. Reg. §1.409A-1(b)(9), or otherwise, then payments of such amounts that are not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (1) the day after the six-month anniversary of Employee’s termination of employment, or (2) Employee’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment.

g. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment under this Agreement may be accelerated or subject to a further deferral except as provided in 26 C.F.R. § 1.409A-3 (j) (4).

h. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

i. If the Company fails to make any payment under this Agreement, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to 26 C.F.R. § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with 26 C.F.R. § 1.409A-3(g).

j. For purposes of this Agreement, the determination of whether Employee has terminated employment will be made in accordance with 26 C.F.R. § 1.409A-1(h)(1).

k. This Agreement shall be administered in compliance with Section 409A of the Code and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

l.	Limitation on Payments and Benefits.

(i)	Tax Liability. Employee shall bear all expense of, and be solely responsible for, all federal, state, local or non-U.S. taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Code Section 4999.

(ii)	Modified Cutback Rule. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit to be paid under this Agreement (“Contract Payments”), together with any other payment or benefit that Employee has the right, in connection with a Change in Control or the termination of Employee’s employment, to receive from the Company or from any entity that is a member of an “affiliated group” (as defined under Code Section 1504(a) without regard to Code Section 1504(b)) of which Alere is a member, including, without limitation, any restricted stock, stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively with the Contract Payments, the “Total Payments”), constitutes an “excess parachute payment” (as defined under Code Section 280G(b)), the Total Payments will be reduced to the minimum extent necessary to prevent any portion of the Total Payments from becoming nondeductible by the Company under Code Section 280G or subject to the excise tax imposed under Code Section 4999, but only if, by reason of such reduction, the net after-tax benefit received by Employee would exceed the net after-tax benefit that Employee would receive if no such reduction was made. For this purpose, “net after-tax benefit” means (i) the value of the Total Payments which Employee receives or are then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Code Section 280G (the “Excess Parachute Payments”), less (ii) the sum of (A) the amount of all U.S. federal, state and local income taxes payable with respect to the Excess Parachute Payments, calculated at the maximum marginal income tax rate for each year in which the Excess Parachute Payments shall be paid to Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of an Excess Parachute Payment), and (B) the amount of excise taxes imposed with respect to the Excess Parachute Payments above by Code Section 4999 (or any successor provision thereto), any similar tax imposed by state or local law and any interest or penalties with respect to such excise tax(es).

(iii)

Determination Process. The determination of whether it is necessary to decrease the Total Payments pursuant to Section 3.l.(ii) hereof shall be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. This determination, together with supporting calculations and documentation, will be provided to the Company and Employee within forty-five (45) days after Employee’s final date of employment and will be conclusive and binding upon Employee and the Company, absent manifest error. Notwithstanding the foregoing, the determinations of the Accounting Firm shall be based upon methodologies and assumptions agreed between the Company and the Accounting Firm prior to the Change in Control and shall not be modified thereafter, absent a change in law or manifest error. The Company shall bear all fees of the Accounting Firm. If a reduction in the Total Payments is necessary, reduction shall occur in the following order: (i) first, by reducing or eliminating the portion of the Total Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Total Payments subject to clause (iii) hereof), (ii) second, by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (iii) hereof), (iii) third, by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards and (iv) fourth, by reducing or eliminating the portion of the Payments (whether or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse chronological order (i.e., beginning with payments or benefits which are to be paid furthest in the future).

(iv)	Adjustments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to Employee or for Employee’s benefit pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to Employee or for Employee’s benefit pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of any reduced Total Payments hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Employee that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Employee shall pay any such Overpayment to the Company together with interest; provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to Employee or for Employee’s benefit together with interest. Any interest payable hereunder will be based on the “prime rate” as published in The Wall Street Journal, such rate calculated as of the day that payment of Overpayment or Underpayment is made hereunder.

4. Release. In order to receive payments and benefits described in Section 3 after the Termination Date, Employee must execute a Release in the form attached as Exhibit A and that Release must become effective. If the Release has not been executed and become irrevocable prior to the end of the 90-day period described in Section 3.a above, then Employee will forfeit any right to the payments and benefits described in Section 3.

5. Indemnification. The Company hereby agrees to hold harmless and indemnify Employee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

a.	Proceedings Other Than Proceedings by or in the Right of the Company. Employee shall be entitled to the rights of indemnification provided in this Section 5.a. if, by reason of Employee’s Corporate Status (as hereinafter defined), the Employee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 5.a., Employee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Employee, or on Employee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

b.	Proceedings by or in the Right of the Company. Employee shall be entitled to the rights of indemnification provided in this Section 5.b. if, by reason of Employee’s Corporate Status, the Employee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 5.b., Employee shall be indemnified against all Expenses actually and reasonably incurred by the Employee, or on the Employee’s behalf, in connection with such Proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Employee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

c.

Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Employee is, by reason of Employee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Employee or on Employee’s behalf in connection therewith. If Employee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Employee against all Expenses actually and reasonably incurred by Employee or on Employee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

d.	All agreements and obligations of the Company contained in this Section 5 shall continue during the period Employee is an employee of the Company and shall continue thereafter so long as Employee shall be subject to any Proceeding by reason of Employee’s Corporate Status, whether or not she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. The indemnification provided by this Section 5 is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Employee thereunder.

e.	“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

f.	“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Employee or the amount of judgments or fines against Employee.

g.

“Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Employee was, is or will be involved as a party or otherwise, by reason of Employee’s Corporate Status, by reason of any action taken by Employee or of any inaction on Employee’s part while acting in Employee’s Corporate Status; in each case whether or not Employee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

6. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

a. All compensation and benefits provided to the Employee under this Agreement are in consideration of the Employee’s services rendered to the Company and of the Employee’s adhering to the terms of this Agreement and the Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise.

b. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan, employment agreement or other contract, plan or agreement.

7. Successors; Binding Agreement.

a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement, upon or prior to the effectiveness of any such succession, shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated Employee’s employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7.a or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

b. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, heirs and beneficiaries.

8. Severability. If any provision of this Agreement, or the application thereof, to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

10. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto, in any instance, to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, any circumstances constituting Good Reason, provided that Employee gives notice as required in Section 1.f. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith.

12. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

13. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and the Company.

14. Governing Law. In light of Company’s and Employee’s substantial contacts with the Commonwealth of Massachusetts, the fact that the Company is headquartered in Massachusetts, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Massachusetts, the parties agree that: (i) any legal proceeding involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state of Massachusetts; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard for any conflict/choice of law principles.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the 12 day of January, 2016.

ALERE INC.

By: /s/ James F. Hinrichs

Print Name: James F. Hinrichs

Title: CFO

EMPLOYEE

/s/ Jonathan Wygant
Jonathan Wygant

Exhibit A

RELEASE

This RELEASE (the “Release”) dated                     ,             is by and between                     (“Employee”) and Alere Inc., a Delaware corporation (“Company”);

WHEREAS, the Company and Employee are parties to a Change of Control Severance Agreement dated January         , 2016 (the “Severance Agreement”), which provides certain protection to Employee in the event of management transition and thereafter and in the event there is any change in corporate structure which results in a Change of Control of the Company; and,

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain payments and benefits under the Severance Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Mutual Promises. The Company undertakes the obligations contained in the Severance Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other severance benefits.

2. Release of Claims; Agreement Not to File Suit.

a. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Severance Agreement and this Release, (ii) Employee’s employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

b. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any claim, complaint, arbitration demand, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the

Severance Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2.a and 2.b include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Family and Medical Leave Act, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein and in the Severance Agreement.

d. This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.

e. This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement.

3. Release of Benefit Claims. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Severance Agreement and claims for benefits which are not subject to waiver under the law.

4. Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the Severance Agreement is in addition to anything of value to which she is would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the Employee.

5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8. Entire Agreement. This Release and related Severance Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

ALERE INC.

By:	DO NOT EXECUTE

EMPLOYEE

By:	DO NOT EXECUTE